Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
C. Lynn GableThe
Bank of Georgia
Senior Vice President and CFO
(770) 631-9488

GEORGIA BANCSHARES, INC.
REPORTS YEAR END 2003 RESULTS

PEACHTREE CITY, GA, March 23, 2004 – Georgia Bancshares, Inc., (OTC BB:GABA), the parent company of The Bank of Georgia, today announced net income for the year ended December 31, 2003 of $1,323,047, or $.45 per share. Earnings for the year ended December 31, 2002 were $591,933, or $.29 per share. Total assets were $205,091,630 at December 31, 2003 as compared to $171,618,514 at December 31, 2002. For more information about Georgia Bancshares, Inc., visit www.georgiabancshares.com.

Based in Peachtree City, GA, Georgia Bancshares, Inc. is a bank holding company that provides traditional bank services to small businesses and consumers through its subsidiary, The Bank of Georgia. The Bank of Georgia opened for business in February 2000, and has locations in Peachtree City, Fayetteville, Newnan and Tyrone, Georgia. A full-service bank, The Bank of Georgia provides a broad array of services, including checking accounts, money market accounts, certificates of deposit, commercial loans, construction loans, consumer loans (including home equity lines of credit), credit cards, drive-through windows, ATMs, on-line banking, and Visa check cards. For more information about The Bank of Georgia, visit www.bankofgeorgia.com.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans, the level of allowance for loan losses, the rate of delinquencies and amounts of charge-offs, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2003 and 2002

	2003	2002

ASSETS
Cash and due from banks	$8,516,138	4,797,860
Interest bearing deposits in other banks	29,860	531,154
Federal funds sold	6,887,000
Investment securities:
Securities available-for-sale, at fair value	34,147,840	34,809,311
Other investments	1,357,566	651,166
Loans, net	147,463,301	125,750,137
Bank premises and equipment, net	4,772,339	3,828,707
Accrued interest receivable	1,340,444	896,150
Deferred income taxes	488,399	275,186
Other assets	88,743	78,843

Total assets	$205,091,630	$171,618,514

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing deposits	$23,448,570	$9,310,602
NOW	6,308,343	8,165,462
Savings	1,971,198	835,315
Money market	17,046,881	9,275,526
Time, $100,000 and over	62,745,922	55,901,433
Other time	70,446,862	59,070,462

Total deposits	181,967,776	142,558,800

Federal Home Loan Bank advances	2,000,000	2,000,000
Federal funds purchased	4,200,000
Securities sold under agreements to repurchase	670,052	3,230,560
Stock purchase obligation	369,250	369,250
Income taxes payable	146,388	184,510
Accrued interest payable	406,738	400,842
Other liabilities	268,611	408,975

Total liabilities	185,828,815	153,352,937

Stockholders' equity:
Common stock; 10,000,000 shares authorized; 2,936,119 issued and
outstanding (2003) and 2,337,573 issued and outstanding (2002)	15,034	14,961
Additional paid-in capital	17,290,269	17,199,823
Retained earnings	2,015,345	696,815
Accumulated other comprehensive income (loss)	(57,833)	355,750
Cost of 111 shares (2002) of common stock held by the Company		(1,772)

Total stockholders' equity	19,262,815	18,265,577

Total liabilities and stockholders' equity	$205,091,630	$171,618,514

GEORGIA BANCSHARES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2003 and 2002

	2003	2002

Interest income:
Interest and fees on loans	$9,954,967	$8,039,216
Interest and dividends on investments:
Investment securities available-for-sale	1,180,660	1,454,668
Other investments	10,128	15,229
Interest on federal funds sold	44,582	48,710
Other interest income	7,742	10,562

Total interest income	11,198,079	9,568,385

Interest expense:
Interest on deposits	4,500,511	4,741,038
Interest on advances from Federal Home Loan Bank	21,851	13,824
Interest on other borrowed funds	23,583	82,142

Total interest expense	4,545,945	4,837,004

Net interest income	6,652,134	4,731,381

Provision for possible loan losses	266,000	885,000

Net interest income after provision for possible loan losses	6,386,134	3,846,381

Other income:
Service charges on deposit accounts	222,145	168,293
Other operating income	77,684	68,400
Investment security transactions, net	85,697	124,139
Other investment transactions, net		56,001

Total other income	385,526	416,833
Other expenses:
Salaries and employee benefits	2,614,936	1,986,738
Occupancy and equipment expense	569,828	332,776
Legal and accounting	166,518	151,264
Office supplies, telephone and postage	233,385	185,654
Data processing expenses	454,844	324,563
Consultant and other outside services	75,097	66,491
Marketing expense	113,880	59,698
Other operating expense	490,125	337,597

Total other expense	4,718,613	3,444,781

Income before income taxes	2,053,047	818,433

Income tax expense	730,000	226,500

Net income	$1,323,047	$591,933

Net income per share:
Basic	$0.452	$0.285

Diluted	$0.363	$0.207

Weighted average shares outstanding:
Basic	2,925,653	2,080,070

Diluted	3,642,649	2,858,610